Filing Pursuant to Rule 424(b)(3)

Registration Statement No. 333-113858

PROSPECTUS SUPPLEMENT DATED JUNE 27, 2007

(To Prospectus Dated March 31, 2004 and Prospectus Supplement Dated April 13, 2004)

SUPERGEN, INC.

6,153,454 Shares

COMMON STOCK

This Prospectus Supplement, together with the Prospectus and Prospectus Supplement listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

On April 1, 2006, Omicron Master Trust (Omicron) executed a Securities Transfer and Assignment Agreement pursuant to which Omicron transferred to Rockmore Investment Master Fund Ltd. a warrant to purchase 16,970 shares of common stock. The shares subject to the warrant have an exercise price of $10.00 per share.

The section captioned “Selling Security Holders” commencing on page 26 of the Prospectus (and amended by the Prospectus Supplement dated April 13, 2004) is hereby amended to reflect the following changes:

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being		Shares Beneficially Owned After the Offering**
	Number		Percent(1)	Offered		Number	Percent(1)
Rockmore Investment Master Fund Ltd.	190,399	(2)	*	16,970	(3)	—	—

*	Represents beneficial ownership of less than 1% of common stock.

**

The table assumes that the selling security holders sell all of their shares being offered pursuant to this Prospectus Supplement and other prospectuses and prospectus supplements. We are unable to determine the exact number of shares that will actually be sold.

(1)

For purposes of this Prospectus Supplement, the percentage of shares beneficially owned is based on 57,473,573 shares outstanding at June 25, 2007 and calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)

Includes (i) 16,970 shares subject to the warrant registered for resale under this Prospectus Supplement; (ii) 46,881 shares of common stock subject to two warrants transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-100707); and (iii) 126,548 shares of common stock subject to a warrant transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-104255).

(3)	Comprised of 16,970 shares subject to the warrant transferred from Omicron Master Trust.

S-1